EX-5.1

October 27, 2003


Worldteq Group International, Inc.

Re: Worldteq Group International, Inc. -- Registration Statement for Registration of 3,000,000 Shares of Common Stock (the "Registration Statement") in Connection With the Worldteq Individual Employee Stock Plans 2003 (the "Plans")

Ladies and Gentlemen:


I am Corporate Counsel to Worldteq Group International, Inc. (the "Company"). In connection with providing this opinion, I have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the Worldteq Individual Employee Stock Plans 2003 and the options outstanding thereunder (the "Plans"), the Registration Statement, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. Based on such review, I am of the opinion that if, as and when the Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of option agreements duly authorized under the Plans and in accordance with the Registration Statement and related prospectus, such Shares will be duly authorized, legally issued, fully paid and nonassessable.


This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.


I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.


This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. I am admitted to practice only in the State of California. The opinion set forth herein is limited to matters of Corporate Law of the State of Nevada and the federal securities law of the United States.


                                         Very truly yours,

                                         /s/ JONATHAN RAM DARIYANANI

                                         Jonathan Ram Dariyanani, Esq.
                                         Corporate Counsel


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